Exhibit 99.1

News Release	[Logo for CME]

20 S. Wacker Drive, Chicago, IL 60606-7499    www.cme.com

Media Contacts
Anita S. Liskey, 312/466-4613
aliskey@cme.com

Investor Contact
John Peschier, 312/930-8491

FOR IMMEDIATE RELEASE

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and Net Income for Third-Quarter 2004, and Has Declared Quarterly Dividend

Third-Quarter Diluted Earnings Per Share Rise 85 Percent to $1.72

CHICAGO, October 26, 2004 – Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and profits for the third straight quarter, with an 89 percent increase in net income for third-quarter 2004 compared with third-quarter 2003. These results were driven by continued strong volume growth in its benchmark products, particularly on the CME Globex® electronic trading platform, and the continued impact of third-party transaction processing. Net revenues climbed 42 percent to a record $192.4 million, compared with $135.0 million during the same period a year ago. Income before income taxes was $99.9 million, compared with $52.9 million. Net income was $59.4 million, versus $31.4 million. Earnings per diluted share rose 85 percent to $1.72 from $0.93 per diluted share. Yesterday, the company declared a regular quarterly dividend of 26 cents per share, payable on December 27, 2004 to shareholders of record on December 10, 2004.

Average daily volume was 3.2 million contracts for third-quarter 2004, a 29 percent increase from third-quarter 2003. Additionally, with average daily electronic volume of approximately 2.0 million contracts, trading on CME Globex grew 87 percent compared with the same period last year, and represented 61 percent of total volume compared with 52 percent in the second quarter and 42 percent in the third quarter a year ago. In September, trading on CME Globex averaged a record 2.2 million contracts per day, up 80 percent from September 2003.

“CME is pleased to report its third straight quarter of record revenues and profitability, despite a typical summer slowdown,” said CME Chairman Terry Duffy. “Average daily volume rose substantially over the same period a year ago due to the success of our diverse product line in meeting customer needs and our continued efforts to expand access to our markets through CME Globex. CME Eurodollars on Globex grew from one hundred thousand contracts per day in January to one million per day in September. Our foreign exchange products also set all-time volume records in September and for the third quarter.”

“CME’s continued strong performance is a testament to successful execution of our growth strategy to enhance CME products and services and extend them globally through new relationships and distribution channels,” said Chief Executive Officer Craig Donohue. “In addition to expanding our core futures product volume through electronification, we are working to increase electronic trading of our CME E-mini® S&P® and Eurodollar options. Furthermore, our initiative with Reuters – which will bring direct futures trading to the professional interbank foreign exchange market – has generated a positive initial response, with seven leading global financial institutions set to begin beta testing in the fourth quarter.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees than other CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Clearing and transaction fee revenue from CME products increased 37 percent to $147.9 million, up from $107.8 million for third-quarter 2003. Revenue from clearing and transaction processing services was $14.4 million. Quotation data fees were $14.9 million, versus $13.6 million in third-quarter 2003. While net revenues increased 42 percent, expenses increased 13 percent to $92.5 million, compared with $82.1 million in the year-ago quarter.

Income before income taxes was $99.9 million, an increase of 89 percent from $52.9 million for the year-ago period. The company’s operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 51.9 percent, compared with 39.2 percent for the same period last year.

Capital expenditures and capitalized software development costs were $17.2 million.

Net income was $59.4 million, or $1.72 per diluted share, compared with $31.4 million, or $0.93 cents per diluted share, for the same period in 2003.

CME’s working capital increased by approximately $55.1 million during the third quarter, to $610.7 million at September 30, 2004.

Nine-Month Results

For the first nine months of 2004, net revenues increased 35 percent to $545.8 million from $403.4 million for the same period in 2003. Clearing and transaction fees improved 27 percent to $413.8 million from $326.1 million, benefiting from higher trading volume and a greater percentage of trades executed on CME Globex. Total operating expenses were $272.2 million, versus $247.4 million for the comparable period of 2003.

Capital expenditures and capitalized software development costs were $49.0 million year to date.

Income before income taxes was $273.6, up 75 percent from $156.0 million for the same period a year ago. Operating margin was 50.1 percent, compared with 38.7 percent for the year-earlier period.

The company reported record net income of $162.8 million, or $4.74 per diluted share, for the first nine months of this year, compared with $92.5 million, or $2.73 per diluted share, for the same period in 2003. In 2004, the company has declared four quarterly dividends totaling $1.04 per common share, which amounts to approximately $35 million.

For the first nine months of 2004, CME’s working capital increased by approximately $175.3 million.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

CME will hold a conference call to discuss third-quarter results at 8:30 a.m. Eastern Time today. A live audio Web cast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available after the call.

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and CME Globex® electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved approximately $1.5 billion per day in settlement payments in the first nine months of 2004 and managed $39.8 billion in collateral deposits as of September 30, 2004. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities and our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy and policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CME Globex is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Sept. 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$282,779	$185,124
Collateral from securities lending activities	1,729,216	1,004,400
Short-term investments of interest earnings facilities	129,408	370,504
Marketable securities	302,779	256,538
Accounts receivable	83,884	52,972
Other current assets	15,343	21,589
Cash performance bonds and security deposits	1,594,896	2,832,252

Total Current Assets	4,138,305	4,723,379
Property, net of accumulated depreciation and amortization	127,354	118,203
Other Assets	30,061	31,054

TOTAL ASSETS	$4,295,720	$4,872,636

LIABILITIES AND SHAREHOLDERS’ EQUITY Current Liabilities:
Accounts payable	$16,680	$24,690
Payable under securities lending agreements	1,729,216	1,004,400
Payable to participants in interest earnings facilities	129,408	370,504
Other current liabilities	57,435	56,129
Cash performance bonds and security deposits	1,594,896	2,832,252

Total Current Liabilities	3,527,635	4,287,975
Other Liabilities	18,436	21,666

Total Liabilities	3,546,071	4,309,641
Shareholders’ Equity	749,649	562,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,295,720	$4,872,636

Balance Sheet Items Excluding Cash Performance Bonds and Security Deposits,

Securities Lending and Interest Earnings Facilities1

	Sept. 30, 2004	Dec. 31, 2003
Current assets	$684,785	$516,223
Total assets	842,200	665,480
Current liabilities	74,115	80,819
Total liabilities	92,551	102,485

1	Securities lending, cash performance bonds and security deposits, and interest earnings facilities are excluded from this presentation, as these current assets have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected on the consolidated balance sheets, or by depositing securities, which are not reflected on the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earnings facilities have been included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities are included on the consolidated financial statements of CME Holdings. These interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
REVENUES
Clearing and transaction fees	$147,937	$107,846	$413,763	$326,053
Clearing and transaction processing services	14,354	180	41,005	540
Quotation data fees	14,913	13,611	45,198	38,980
Access fees	3,924	3,961	11,893	11,566
Communication fees	2,523	2,415	7,579	7,243
Investment income	3,229	2,351	9,094	5,661
Securities lending interest income	4,492	2,441	11,892	7,327
Other operating revenue	5,328	4,456	16,355	12,786

TOTAL REVENUES	196,700	137,261	556,779	410,156
Securities lending interest expense	(4,311)	(2,251)	(11,017)	(6,739)

NET REVENUES	192,389	135,010	545,762	403,417

EXPENSES
Compensation and benefits	40,939	36,664	122,150	107,878
Occupancy	7,033	6,421	20,561	18,996
Professional fees, outside services and licenses	10,020	7,850	26,950	22,789
Communications and computer and software maintenance	12,008	10,687	36,923	33,986
Depreciation and amortization	13,555	13,331	39,466	39,863
Marketing, advertising and public relations	2,878	1,827	7,859	8,963
Other operating expense	6,077	5,349	18,288	14,937

TOTAL EXPENSES	92,510	82,129	272,197	247,412

Income before income taxes	99,879	52,881	273,565	156,005
Income tax provision	(40,451)	(21,484)	(110,794)	(63,474)

NET INCOME	$59,428	$31,397	$162,771	$92,531

EARNINGS PER SHARE
Basic	$1.75	$0.96	$4.88	$2.84

Diluted	$1.72	$0.93	$4.74	$2.73

Weighted average number of common shares:
Basic	33,935,280	32,738,674	33,373,797	32,632,391
Diluted	34,496,191	33,942,315	34,330,411	33,890,969

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Average Daily Volume (Round Turns, in Thousands)

	3Q 2003	4Q 2003	1Q 2004	2Q 2004	3Q 2004
Interest rates	1,257	1,166	1,418	1,889	1,854
Equity E-mini	950	879	1,069	1,075	1,025
Equity standard-size	118	112	118	112	111
Foreign exchange	136	141	188	176	193
Commodities	38	35	37	41	40

Subtotal	2,499	2,333	2,830	3,293	3,223
TRAKRS	114	135	116	67	32

Total	2,613	2,468	2,946	3,360	3,255

Open outcry	1,398	1,281	1,446	1,534	1,191
Electronic (including TRAKRS)	1,175	1,155	1,461	1,787	2,013
Privately negotiated	40	32	39	39	51

Total	2,613	2,468	2,946	3,360	3,255

Transaction Fees (in Thousands)

	3Q 2003	4Q 2003	1Q 2004	2Q 2004	3Q 2004
Interest rates	$39,403	$37,099	$44,803	$64,815	$69,750
Equity E-mini	40,533	38,513	45,950	47,456	45,930
Equity standard-size	9,329	8,809	9,077	8,826	9,090
Foreign exchange	16,300	16,076	20,784	19,297	20,721
Commodities	2,255	2,193	2,140	2,399	2,401

Subtotal	107,820	102,690	122,754	142,793	147,892
TRAKRS	26	59	198	81	45

Total	$107,846	$102,749	$122,952	$142,874	$147,937

Open outcry	$47,831	$44,254	$47,553	$50,516	$43,162
Electronic (including TRAKRS)	49,971	50,383	66,013	82,934	92,924
Privately negotiated	10,044	8,112	9,386	9,424	11,851

Total	$107,846	$102,749	$122,952	$142,874	$147,937

Average Rate Per Contract

	3Q 2003	4Q 2003	1Q 2004	2Q 2004	3Q 2004
Interest rates	$0.49	$0.50	$0.51	$0.54	$0.59
Equity E-mini	0.67	0.68	0.69	0.70	0.70
Equity standard-size	1.23	1.23	1.24	1.25	1.28
Foreign exchange	1.88	1.79	1.78	1.74	1.68
Commodities	0.92	0.97	0.92	0.94	0.93

Average (excluding TRAKRS)	0.67	0.69	0.70	0.69	0.72
TRAKRS	0.004	0.007	0.028	0.019	0.022
Overall avg. rate per contract	$0.65	$0.65	$0.67	$0.68	$0.71

Open outcry	$0.54	$0.54	$0.53	$0.52	$0.57
Electronic (including TRAKRS)	0.66	0.68	0.73	0.74	0.72
Electronic (excluding TRAKRS)	0.74	0.77	0.79	0.77	0.73
Privately negotiated	3.95	3.93	3.90	3.78	3.65

Overall avg. rate per contract	$0.65	$0.65	$0.67	$0.68	$0.71

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